UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	001-09225	41-0268370
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 19, 2014, James J. Owens, President and Chief Executive Officer of H.B. Fuller Company (the “Company”), adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. The stock trading plan follows the Company’s policies on trading in Company securities and executive stock ownership requirements. The stock trading plan contemplates the sale of up to 1,800 shares of the Company’s common stock each quarter (for a total not to exceed 7,200 shares) over a period beginning on August 20, 2014 and ending on or before May 26, 2015. The total shares subject to the stock trading plan represent less than 5% of Mr. Owens’ current holdings in the Company’s common stock. Shares may be sold on the open market at prevailing market prices and subject to minimum price thresholds specified in the stock trading plan.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company securities. Using these plans, individuals can prudently and gradually diversify their investment portfolios, spread stock trades over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess material, non-public information.

Transactions made pursuant to Mr. Owens’ stock trading plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 plans of the Company’s officers or directors, nor to report modifications or terminations of Mr. Owens’ stock trading plan or the plan of any other individual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 20, 2014

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan
Vice President, General Counsel
and Corporate Secretary